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                                                                    EXHIBIT 10.7

                       DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (the "Agreement") is effective as of March 2, 1998 (the "Effective Date") and made by and between ATI Technologies Inc.("ATI"), an Ontario corporation, with a principal place of business at 33 Commerce Valley Dr., Thornhill, Ontario, L3T 7N6 and Quadrant International, Inc. ("QI"), a Pennsylvania corporation located at 269 Great Valley Parkway, Malvern, Pennsylvania 19355 U.S.A.

                                    RECITALS

   ATI is in the business of developing integrated circuits and more specifically graphics and multimedia controller integrated circuits.

   QI is the owner of a software DVD product currently marketed by QI under the brand name CINEMASTER.

   ATI wishes to license rights to QI's current and future software DVD products and QI desires to grant such rights to ATI.

          NOW THEREFORE, intending to be legally bound and in consideration of the mutual promises herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   Definitions.  The following definitions apply to this Agreement:
     -----------

     1.1. "ATI Affiliate" means a company or entity which ATI effectively owns or controls, directly or indirectly, more than fifty (50%) of the voting stock or ownership interest therein.

     1.2. "AC-3 Licensee" shall mean anyone licensed by Dolby Laboratories Licensing Corporation ("Dolby"), a corporation organized under the laws of the State of New York, having its principle place of business at 100 Potrero Avenue, San Francisco, California 94103, to manufacture products containing digital audio coding technology known as Dolby AC-3 .

     1.3. "ATI Trademarks" shall mean ATI's trademarks, service marks and logos.

     1.3. "CSS Compliant" shall mean a DVD product which complies with CSS Specifications.

     1.4. "Entity" shall mean the organization to administer CSS currently being established by MEI, Toshiba and other DVD industry members.

     1.5. "CSS Licensee" shall mean anyone that enters into a CSS License agreement with MEI or the Entity to the extent such agreement is valid and in effect. ATI and QI are CSS Licensees.


CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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     1.6.   "CSS" shall mean Contents Scramble System developed by MEI and
            Toshiba to provide protection for the contents of digital versatile discs (DVD discs) as described in CSS Specifications.

     1.7. "CSS Specification" shall mean the documentation relating to CSS entitled "CSS Specifications", including Procedural Specifications and Technical Specifications, that MEI makes available to a CSS Licensee.

     1.8. "Derivative" shall mean (a) for copyrightable or copyrighted material (including materials subject to mask work rights), a work which is based upon one or more pre-existing works, such as a revision, modification, translation, abridgment, condensation, expansion, collection, compilation, or any other form in which such pre-existing works may be recast, transformed, or adapted; (b) for patentable or patented materials, any adaptation, addition, improvement, or combination based on a preexisting work; and (c) for material subject to trade secret protection, any new material, information, or data relating to and derived from such existing trade secret material, including new material which may be protectable by copyright, patent, or other proprietary rights.

     1.9. "Deliverables and Development Schedule" shall mean the mutually agreed upon deliverables and schedule as described in the Marketing Requirements Document set out in Exhibit A and as revised from time
                                             ---------
            to time by mutual written agreement of the parties.

     1.10. "Documentation" shall mean user manuals and other written materials that relate to QI's Software DVD, including materials useful for design (for example, logic manuals, flow charts, and principles of operation), and machine-readable text or graphic files subject to display or print-out which comply with CSS, Dolby and Macrovision license requirements. The definition of "Documentation" excludes those written materials that might otherwise come within the definition but for which QI is prohibited from providing to ATI because QI is contractually bound with one or more third parties not to disclose such materials due to their confidential nature.

     1.11. "Dolby Certified" shall mean the design approval and performance testing by Dolby of an AC-3 product to be manufactured by an AC-3 Licensee.

     1.12. "Dolby Royalties" shall mean royalties payable to Dolby pursuant to an AC-3 license by an AC-3 Licensee.

     1.13. "Version" shall mean new versions of software incorporating new or next generation acceleration features in ATI integrated circuit products. Other maintenance modifications or revisions to correct any mistake, problem or defect causing incorrect or non-functioning of the software, or new releases that improve functions, add new functions or features or improve performance by changes in system design or coding not directly related to ATI acceleration hardware shall not be deemed such new versions.

     1.14. "Intellectual Property Rights" shall mean (a) all Patent Rights; (b) all trade secret rights arising under the laws of any jurisdiction;
            (c) all United States and foreign semiconductor mask work rights and registrations for such rights; and (d) all copyright rights and all other literary property and author rights, whether or not copyrightable, and all copyrights and copyrighted interests, including any renewals thereof but will not include any rights in any trademarks, trade names, service marks, logos and the goodwill associated therewith. "Patent Rights" shall mean all United States and foreign letters patent and applications for letters patent, industrial models, industrial designs, utility models, certificates of invention, and other indicia of invention ownership, including any such rights granted upon any reissue, division, continuation or continuation-in-part applications now or hereafter filed.

     1.15. "Level 1 Support" shall mean support for End Users relating to program usage, program and hardware compatibility and program requirements

     1.16. "Level 2 Support" shall mean technical support which is back-up for Level 1 Support and isolates problems and defects relating to program and hardware compatibility and program requirements.

     1.17. "Level 3 Support" shall mean development and manufacturing support to fix program defects.

     1.18. "Macrovision" shall mean Macrovision Corporation, a Delaware corporation, having its principal place of business at 1341 Orleans Drive, Sunnyvale, California 94089.

     1.19. "Macrovision Certified" shall mean the provision of a certificate by Macrovision evidencing testing and approval.

     1.20. "Microsoft Certified" shall mean the provision of a certificate by Microsoft evidencing WHQL (Windows Hardware Quality Labs) qualified and/or approved.

     1.21. "Object Code" shall mean the machine readable form computer programming code as opposed to the human readable form of computer programming code.

     l.22. "Project Manager" shall mean the primary contact person designated by each party in writing, who will coordinate the activities of the parties hereunder. Each party may change its designated Project Manager from time to time during the term of this Agreement by written notice.

     1.23. "QI Software DVD" shall mean software DVD developed by QI and currently marketed under the brand name Cinemaster and all subsequent versions and modifications thereof and enhancements and Derivatives thereto and tools, including diagnostic tools and utilities used in QI's software DVD build process.

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     1.24.  "Accelerated Software DVD" shall mean QI Software DVD including motion compensation or any other form of hardware assisted acceleration provided by a graphics component.

     1.25. "Unaccelerated Software DVD" shall mean QI Software DVD not including motion compensation or any other form of graphics hardware assisted acceleration.

     1.26. "Hardware DVD" shall mean an ATI board and supporting software including QI's DVD application software or a Derivative thereof used in combination with the IBM CD1. 1 MPEG2 decoder.

     1.27. "Source Code" shall mean the human readable form computer programming code and related system level documentation, including all comments and any procedural code such as job control language.

     1.28. "Shippable Software DVD" shall mean a version of the QI Software DVD which is CSS Compliant and has been Dolby Certified, Macrovision Certified, Microsoft Certified and meets any further certification obligations, including DVD, imposed as a requirement to provide DVD products and has met and passed all of ATI's internal quality assurance tests and qualifications.

     1.29. "Video Encoder Software" shall mean QI's real-time software video encoder engine as set out in Schedule A.

     1.30. "Viona" shall mean Viona Development Hard & Software Engineering GmbH, a German corporation located at Karlstrasse 27, Karlsruhe D 76133 Germany.

     1.31 As used herein, the terms "sale," "sell," or "sold" in the context of a copy of any software product hereunder means the sale, or other disposition, of a license for a copy of such software but shall not include samples or upgrades provided to correct any mistake, problem or defect in the software.

2.   Responsibilities and Obligations.
     --------------------------------

     2.1. Upon execution of this Agreement, QI shall provide ATI with the current version of QI Software DVD in Object Code form. QI shall work with ATI in accordance with the Deliverables and Development Schedule to provide future enhanced versions of the QI Software DVD.

     2.2. The parties shall assist each other in testing and certifying the QI Software DVD as required under the parties' respective CSS License agreements.

     2.3. QI shall deliver to ATI, as early as possible, but not later than April 30th, 1998, Shippable Software DVD and supporting Documentation for ATI to sell and distribute in accordance with the terms of this Agreement.

     2.4. During the term of this Agreement QI will deliver to ATI the Source Code for QI Software DVD. The first delivery of such Source Code will be made promptly after ATI has made its first royalty payment to Ql hereunder. The parties acknowledge and agree the Source Code contain trade secrets and proprietary information of third parties; and that QI is contractually bound not to disclose the Source Code to others, including ATI. Accordingly, QI will not deliver to ATI such portions of the Source Code that contain or comprise trade secrets or proprietary information of any third parties unless the license with said third party permits delivery to ATI. QI will deliver to ATI, from time to time, only such portions of the Source Code for QI Software DVD that does not contain or comprise trade secrets or proprietary information of any third parties.

     2.5. QI shall promptly provide to ATI any Derivatives, improvements, modifications, enhancements, or bug fixes made to QI Software DVD or Shippable Software DVD during the term of this Agreement.

     2.6. ATI shall provide Level 1 and Level 2 Support to ATI customers. QI shall provide, at no additional charge, Level 3 Support directly to ATI for Shippable Software DVD for the full term of the Agreement. In the event of a critical bug or problem severely restricting the operations of an OEM or reseller, QI will make best efforts to fix the problem within two business days. In the event that QI is unable to fix the problem within such two business days, QI will provide ATI with a written detailed plan, including a schedule and outlining the problem and possible resolutions.

     2.7. If either party's CSS License requires any modification or enhancement to the Shippable Software DVD, QI shall modify the Shippable Software DVD currently being distributed by ATI, as soon as reasonably possible, to ensure the software is CSS Compliant within the time period required by both parties' CSS License and the CSS Specifications.

     2.8. During the term of this Agreement, QI shall designate an appropriate number of its engineering staff members to work with ATI in accordance with the Development Schedule.

     2.9. The Project Managers shall schedule formal meetings at mutually agreeable times during the term hereof, to be attended by personnel of each party, to discuss the status of the Deliverables and Development Schedule.

     2.10. QI shall use best efforts to obtain rights to sublicense any third party rights encompassed within the Deliverables and/or Documentation to ATI.

3.   Ownership.
     ---------

Intellectual Property Rights arising, developed or delivered hereunder shall be owned as follows: Intellectual Property Rights originated, discovered or developed by ATI, shall be owned by ATI, and Intellectual Property Rights originated, discovered or developed by QI shall be owned by QI.

Intellectual Property Rights originated, discovered or developed jointly by both parties ("Jointly Owned Intellectual Property") shall be jointly owned and each party shall have the unrestricted right under Jointly Owned Intellectual Property to make, use, sub-license and/or sell any product anywhere in the world, in Object Code form only, without any restriction by the other party. Both parties agree to execute without further consideration any and all further documents or assurances as may be necessary to effect the above or to assist one party in protecting (including the filing of patents) the Jointly Owned Intellectual Property. To the extent that any ATI owned Intellectual Property Rights or any Jointly Owned Intellectual Property Rights comprise or contain derivative works based on owned Intellectual Property Rights, then ATI will pay to QI a Royalty for the sale of each copy of such work a royalty in accordance with Section 7. For purposes of the foregoing sentence, and for purposes of
Section 7 of this Agreement, a `derivative work', shall be as defined by, and interpreted under, the Copyright Act of 1976, as amended, 17 U.S.C. (S) 101.

4.   License Grants.
     --------------

     4.1 ATI and QI hereby grant to each other a world-wide, non-exclusive license under Intellectual Property Rights covering the manufacture, development, importation, offer for sale, sale, modification, or use of Derivatives of QI Software DVD, Shippable Software DVD, Video Encoder Software and/or Hardware DVD, but only for sale or distribution in Object Code form.

     4.2 QI hereby grants ATI a world-wide, non-exclusive, license under the QI Intellectual Property Rights to use, reproduce and modify QI Software DVD, Shippable Software DVD, Video Encoder Software, Hardware DVD and Documentation for the purpose of supporting and developing existing and future ATI and QI products.

     4.3 QI hereby grants ATI a world-wide, non-exclusive (subject to the exclusivity provisions set out below), license under QI Intellectual Property Rights to make, import, offer for sale and sell the Shippable Software DVD, QI Software DVD, Video Encoder Software and Hardware DVD but solely in Object Code. ATI has the right to sublicense ATI Affiliates the right to import, offer for sale and sell such Shippable Software DVD, QI Software DVD, Video Encoder Software and Hardware DVD.

     4.4 ATI and ATI's permitted sublicensees may only sell or distribute any software hereunder comprising Shippable Software DVD, QI Software DVD, Video Encoder Software and Hardware DVD, and Derivatives of the foregoing, in such manner that ATI would have the ability to account for, and does in fact account for, the exact number of such copies of the software sold or distributed so that the appropriate royalty payments may be made to QI hereunder.

     4.5 ATI will only permit independent contractors to have access to the Source Code if QI has given its prior written approval to have such access, and the independent contractor has signed a non-disclosure agreement. ATI shall be primarily responsible for all unauthorized uses and/or disclosures of such Source Code by any employee or independent contractor of ATI, notwithstanding the fact that such person may have signed non-disclosure, non-competition and or other agreement with QI.

5.   Exclusivity.
     -----------

For each new Version of the Accelerated Software DVD that QI develops and delivers to ATI, ATI shall have a limited period of exclusivity, during which QI will not sell such Version of the Accelerated Software DVD to third parties (the "Exclusivity Period") as set forth in this Section. The Exclusivity Period for each new Version of the Accelerated Software DVD shall extend from the date that ATI first sells or ships Shippable Software DVD incorporating such new Version until either six (6) months thereafter, or the date that ATI first sells or ships Shippable Software DVD incorporating the next new Version, whichever is earlier. The parties agree that with respect to the first Version of the Accelerated Software DVD that QI is delivering to ATI hereunder, the Exclusivity Period shall not extend beyond October 1, 1998. ATI has the option of terminating its right to have such Exclusivity Periods, on written notice to QI at any time up to sixty (60) days prior to the end of the first year of the first term of this Agreement. In the event of timely termination of its right to have such Exclusivity Periods as set forth in the preceding sentence, ATI will not be obligated to prepay a minimum royalty during the second year of the first term of this Agreement. Except as set forth in Section 7.7, QI agrees that during each respective Exclusivity Period, QI will not sell, license or distribute the Shippable Software DVD incorporating such new Version of QI Software DVD to any third party. The parties acknowledge and agree that Versions of QI Software DVD that incorporate Unaccelerated Software DVD shall not be subject to any Exclusivity Period.

ATI shall, for the term of this Agreement, have the exclusive right to market and sell QI Software DVD for use in association with ATI graphics components.

For (3) three months after QI delivers a Shippable Software DVD capable of running on a Windows NT operating system ("NT Software DVD"), ATI shall have exclusivity during which time QI shall not sell or license the NT Software DVD to any other third party.

6.   Right of First Refusal.
     ----------------------

ATI and QI each acknowledge that it is their respective intentions to work together on an ongoing basis to build a mutually beneficial business relationship. ATI and QI acknowledge that there may be future projects under which the parties could collaborate including but not limited to digital TV decoding. QI agrees to discuss any QI initiated future development projects with ATI to assist the parties in determining whether future collaboration or teaming between the parties is possible. Prior to QI entering into a license or development agreement with any third party relating to any future development, product or project, initiated by QI, QI shall notify ATI of the potential of such a transaction at least thirty (30) days prior to QI entering into such an agreement ("Negotiation Period"). During such Negotiation Period, QI agrees to negotiate in good faith with ATI an agreement or license relating to such future development, product or project. QI's obligation under this section shall terminate upon the termination of this Agreement. Notwithstanding the foregoing, QI shall have no obligation to advise ATI of any future development projects with third parties in situations where such project discussions were not initiated by QI. The parties acknowledge that QI currently has existing business relationships and projects either underway or under consideration with various third parties. The parties further acknowledge that much of the information concerning such existing business relationships and projects involve confidential information. Accordingly, notwithstanding the foregoing, QI shall have no obligation to advise ATI at any time about the existence of, or any other information relating in any way to, any of QI's existing business relationships with third parties or about projects underway with, under consideration with such third parties.

7.   Financial Terms.
     ---------------

     7.1.   Royalty Payments by ATI.  During the term of this Agreement and at
            -----------------------
            all times ATI shall pay QI royalties based on ATI's sale of each copy of Shippable DVD Software, or any derivative work of Shippable DVD Software and Hardware DVD, within thirty (30) days after the end of each calendar quarter (ending on March 31, June 30, September 30 and December 3 1), for the sale of Hardware DVD, Shippable DVD Software, or such derivative work, during such quarter. The royalty rate shall be as follows:

            Cumulative Volume           Royalty Per Copy
            -----------------           ----------------

            *                           *

Notwithstanding the foregoing, upon both parties agreement, in the event that an ATI customer demands royalties of less than * (in the case where ATI is paying to QI royalties of * ) or royalties of less than * (in the case where ATI is paying to QI royalties of * ), both parties may agree to split the royalty payment by the customer equally between ATI and QI.

ATI will be responsible for Dolby Royalties or any other royalties arising out of the DVD or CSS forum payable on Shippable DVD Software sold by ATI.

     7.2. During the term of this Agreement and at all times thereafter, ATI shall pay QI royalties based on ATI's sale of each copy of Video Encoder Software, or any derivative work of Video Encoder Software, within thirty (30) days after the end of each calendar quarter (ending on March 31, June 30, September 30 and December 31), for sale of Video Encoder Software, or such derivative work, during such quarter. The royalty rate shall be as follows:

            Cumulative Volume           Royalty Per Unit
            -----------------           ----------------

            *                           *



[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

            *                                 *


     7.3.   Minimum Prepaid Royalties.  At the end of each calendar quarter
            -------------------------
            during the first year of royalty payments, commencing on the date that Shippable Software DVD is provided to ATI by QI, ATI shall pay to QI, a minimum prepaid royalty payment of seven hundred fifty thousand dollars ($750,000). At the end of each three (3) month period during the second year of royalty payments, ATI shall pay to Quadrant, a minimum prepaid royalty of nine hundred thousand dollars ($900,000). These royalties shall be credited towards the royalties earned during such calendar quarter. In the event that the royalties for any calendar quarter plus credits from previous quarters exceed the actual royalties earned during such calendar quarter, such excess royalties will be credited towards future royalties in the following calendar quarters. After the conclusion of the eighth quarter, ATI will not be required to make minimal royalty payments.

     7.4. ATI may apply $125,000 of the minimum prepaid royalty due in each of the first four (4) quarters of the first year of royalty payments to purchase further equity in Quadrant in the form of convertible preferred stock and warrants such further equity shall also constitute prepaid royalties by ATI and shall reduce ATI's minimum prepaid royalty accordingly. Provided that ATI is still obligated to pay a minimum prepaid royalty, ATI may further apply $500,000 of the minimum prepaid royalty due twenty-four (24) months after ATI is first provided with a Shippable Software DVD to purchase further equity in Quadrant in the form of convertible preferred stock and warrants.

     7.5    Favoured Pricing for ATI and ATI Customers.  Under the terms of this
            ------------------------------------------
            Agreement, QI agrees that ATI and ATI customers shall be provided with a no less favourable royalty rate than QI may grant or has granted to any other entity. In the event that QI has licensed any version of its QI Software DVD at a more favorable royalty rate and/or on terms more favorable than those described herein, ATI shall be automatically entitled to the same royalty rate and/or terms granted by QI to the other entity.

     7.6 The parties acknowledge that there may arise situations where an OEM of ATI would like to incorporate QI's Accelerated Software DVD that is then currently subject to the ATI's Exclusivity Period in a product line that does not include ATI graphics technology. In such situations, ATI may, within its discretion, waive its right to exclusivity during the relevant Exclusivity Period and permit QI to sell that Version of QI's Accelerated Software DVD to such OEM, and in such event, QI will pay to ATI a reverse royalty,during the Exclusivity Period, equal to the lesser of: (a) * per copy of the Accelerated Software DVD incorporating such Version sold to the OEM during such Exclusivity Period, or (b) * of the license fees received by QI from the OEM attributable to QI's Accelerated Software DVD incorporating such Version that is sold during such Exclusivity Period. QI shall make such reverse royalty



[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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            payments to ATI on a quarterly basis, with respect to applicable sales during the preceding calendar quarter.

     7.7    Records and Reports.
            -------------------

ATI shall maintain complete, clear and accurate records of the number of copies of Shippable Software DVD and QI Software DVD sold or otherwise disposed of by either ATI or QI. On a calendar quarterly basis, ATI shall provide QI with a written summary, broken out by month, of the number of copies sold in such calendar quarter.

QI shall maintain complete, clear and accurate record(s) of the number of copies of Accelerated Software DVD sold to OEM(s) pursuant to Section 7.7. On a calendar quarterly basis, QI shall provide ATI with a written summary, broken out by month, of the number of copies sold in such calendar quarter, but only if there were applicable copies sold to OEM(s) during the relevant calendar quarter.

     7.8    Audit.  Each party shall have the right during the term of this
            -----
            Agreement and for one (1) year thereafter, and QI shall have the right after termination of this Agreement for so long as ATI is obligated to make royalty payments to QI hereunder, to have an inspection and audit of the records maintained by the other party conducted by a mutually agreeable third party auditor, which inspection and audit shall be conducted during regular business hours at the other party's offices, upon seven (7) days notice and in such a manner as not to interfere with normal business activities. This audit right shall be limited to twice per year unless a discrepancy is shown. The party requesting the audit shall be responsible for the fees and costs of such audit. In the event an audit reveals an underpayment of fees and/or royalties of more than five percent (5%), the delinquent party shall promptly pay the other Party the amount of any such underpayment and the costs of such audit. Such audit will be conducted under a confidentiality agreement wherein only the amount of any overpayment or underpayment may be disclosed.

     7.9    U.S. Currency.  All payments specified herein are in U.S. dollars
            -------------
            and all payments made hereunder will be made in U.S. dollars.

8.   Warranties.
     ----------

     8.1 QI represents and warrants that it has no actual knowledge that QI's Software DVD infringes any valid Intellectual Property Right of any third party.

     8.2 QI represents and warrants that the Shippable Software DVD shall be free of any known viruses.

     8.3 QI represents and warrants that QI either owns the copyright in the Shippable Software DVD or has been licensed to grant the rights and licenses granted hereunder to ATI.

     8.4 QI represents and warrants that the Shippable Software DVD shall be Year 2000 compliant in that it shall provide and/or receive data within and between the 20/th/ and 21/st/ centuries, provided that all hardware, software and firmware used with the Shippable Software DVD properly exchanges accurate date data with it. QI shall be liable for direct damages in the event of a breach of this express warranty.

     8.5 QI represents and warrants that QI is a CSS Licensee and that the Shippable Software DVD, when provided to ATI, shall be CSS Compliant.

     8.6 QI represents and warrants that QI is an AC-3 Licensee and the Shippable Software DVD, when provided to ATI, meets all the technical, marketing and other requirements imposed by Dolby on its AC-3 Licensees.

     8.7 ATI and QI represent and warrant that they are a CSS Licensee and will at all times perform within the scope of its duties under the CSS License agreement.

     8.8 ATI represents and warrants that there will be no unauthorized disclosure or use of any Source Code by ATI, or any employee or contractor of ATI, and that no unauthorized party shall have access to copies of any Source Code in ATI's possession or control.

     8.9 QI represents and warrants that it does not have any agreements with Viona to prevent the disclosure of Source Code of the QI Software DVD to ATI and further that QI has the right to grant licenses under Viona Intellectual Property Rights subsisting in the QI Software DVD to ATI under the terms of this Agreement.

9.   Confidentiality.
     ---------------

"Confidential Information" means any information provided to either party by the other party in connection with this Agreement, including this Agreement, which is confidential and proprietary to the disclosing party and conspicuously marked as confidential at the time provided by the disclosing party. Any information provided orally by a party is presumed to be non-confidential, unless designated as confidential at the time of disclosure and summarized in a written notice within fifteen (15) calendar days of such oral disclosure. All Source Code is hereby deemed Confidential Information. Each party shall hold in confidence all Confidential information during the term of this Agreement and at all times thereafter. Each party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information, and such precautions will be consistent with the precautions used to protect such party's own confidential information, but in no event less than reasonable care. The obligations of the parties hereunder shall not apply to any materials or information which a party can demonstrate, through documented evidence (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without any breach of this Agreement; or (e) is the subject of a written permission to disclose provided by the disclosing party. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure: (a) is in response to a valid order of a court or other governmental body of the United States or Canada or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto so that such other party may attempt to prevent such disclosure and if disclosed, the responding party shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for which the order was issued and be treated as confidential and under seal; (b) is otherwise required by law; or (c) is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is reasonably necessary.

10.  Excluded Damages.
     ----------------

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER ARISING OUT OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, RESULTING FROM OR RELATED TO THIS AGREEMENT (WHETHER OR NOT SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF ANY SUCH DAMAGES). THIS SECTION WILL APPLY NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT.

11.  Indemnification.
     ---------------

     11.1 Each party agrees to defend, indemnify and hold harmless the other party and its officers, directors, employees, agents and contractors ("Indemnitees") from and against any and all claims, actions, liabilities, obligations, damages, losses, demands, recoveries, deficiencies, costs or expenses, including without limitation, reasonable attorneys fees and expenses, which an Indemnitee may suffer or incur connected with, resulting from or arising out of such party's breach of its representations, warranties and/or covenants made in this Agreement.

     11.2 QI agrees to defend, indemnify and hold harmless ATI from and against any and all claims, actions, liabilities, obligations, damages, losses, demands, recoveries, deficiencies, costs or expenses, including without limitation, reasonable attorneys fees and expenses, which ATI may suffer or incur connected with, resulting from or arising out of the infringement or misappropriation of a third party Intellectual Property Right by the materials supplied by QI, including the Shippable DVD Software. The foregoing indemnity will not apply to any infringement or misappropriation claim arising from (a) any modifications to the Shippable DVD Software wherein the claim arises as a result of such modification and the modification was made by parties other than QI, or (b) any combination of any Shippable DVD Software with other products or components where there would be no infringement absent such use with such other products or components.

     11.3 The indemnification provisions set forth herein are predicated on the indemnitee giving prompt written notice of any claim for which indemnification is required, tender the defense of any such claim to the indemnifying party, providing full cooperation for such defense at the indemnifying party's expense, and not settling without the indemnifying party's prior written approval, not to be unreasonably withheld. The indemnitee may participate in any such defense or settlement with counsel of its own choosing at its own expense.


12.  Trademarks and Logos.
     --------------------

QI agrees that the Shippable Software DVD to be marketed and sold by ATI shall be sold and marketed under ATI Trademarks. QI agrees to prominently mark, with ATI Trademarks, as identified and approved by ATI, the Shippable Software DVD, Documentation and packaging to be sold and distributed by ATI. QI acknowledges and agrees that QI trademarks and brand name will not be used in association with the above product. ATI agrees not to remove any copyright notices, which will acknowledge the copyrights of both parties, from any version of the Shippable Software DVD.

QI recognizes ATI's ownership and title to the ATI Trademarks and the goodwill attaching thereto. QI agrees not to contest or take any action to contest the ATI Trademarks, or to use, employ or attempt to register any trademark which is confusingly similar to the ATI Trademarks.

14.  Co-Marketing.
     ------------

The parties agree to provide reasonable assistance to each other, within each party's sole discretion, in the promotion, marketing and advertising of the other parties DVD products.

15.  Term and Termination.
     --------------------

     15.1   Term.  Unless otherwise terminated under this Section, this
            ----
            Agreement shall commence on the Effective Date and shall continue for an initial term of two (2) years. This Agreement will be automatically extended for one (1) year terms, unless written notice of its intention of non-renewal from one party is received by the other no later than (60) days prior to the end of the initial or extended term.

     15.2   Termination of Agreement.  This Agreement may be terminated at any
            ------------------------
            time by a party: (a) for material breach of this Agreement by the other party, if such breaching party does not cure such breach within thirty (30) days after receiving written notice thereof; and
            (b) for a repeated breach of this Agreement by the other party, if such breaching party does not cease committing such repeated breaches within thirty (30) days after receiving written notice thereof.

     15.3   Survival.  The rights and obligations contained in the following
            --------
            sections shall survive any termination or expiration of this
            Agreement: Section 3, Section 4, Section 8.7, 8.8, Section 9,
            Section 10, Section 11, Section 12, and Section 16. 1, Section 16.2,
            Section 16.3, Section 16.4, and Section 16.8. In the event the Agreement is terminated, licenses granted to ATI under this Agreement shall survive along with ATI's obligations as set out in
            Section 7.1, 7.2, 7.3, 7.8 and 7.9. ATI's obligations under Sections
            2.4 and 4.5 shall also survive any termination of this Agreement.

     15.4 Upon termination of this Agreement for any reason, each party shall have all rights and remedies available to it in law or in equity with respect to the other party.

16.  General Provisions
     ------------------

     16.1   Export Control.  Both parties agree to comply strictly and fully
            --------------
            with all export control laws and regulations of both the United States and Canada.

     16.2   Public Announcements.  No press release or public notice relating to
            --------------------
            this Agreement may be made by either party without receiving the other party's prior written consent. If requested by one party, the other party shall promptly supply the other party with copies of all public statements and of all publicity and promotional material relating to this Agreement and the sale and promotion of QI's Software DVD.

     16.3   Assignment.  Neither party may assign this Agreement, or any of its
            ----------
            rights or obligations under this Agreement to any third party without the other party's written consent. Notwithstanding the foregoing, either party shall have the right to assign or transfer this Agreement in the case of a merger, acquisition or sale of substantially all of such party's assets.

     16.4   Governing Law.  This Agreement shall be governed by and interpreted
            -------------
            in accordance with the laws of the Commonwealth of Pennsylvania, excluding its choice of law rules. The parties hereby agree that any dispute regarding the interpretation or validity of, or otherwise arising out of, this Agreement shall be subject to the exclusive jurisdiction of the Pennsylvania state and Federal courts if legal action is commenced by ATI, and in the Ontario Provincial Courts of Canada or Canadian Federal Court if legal action is commenced by QI, and the parties agree to submit to the personal and exclusive jurisdiction and venue of these courts. The parties hereby expressly waive any right to a jury trial and agree that any proceeding hereunder shall be tried by a judge without a jury. The parties exclude the application of the United Nations Convention on Contracts for the International Sale of Goods, even if otherwise applicable.

     16.5   Headings.  The paragraph headings appearing in this Agreement are
            --------
            inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph, or in any way affect such agreements.

     16.6   Counterparts.  This Agreement may be executed simultaneously in two
            ------------
            or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

     16.7   Notices.  Any notice required under this Agreement shall be given in
            -------
            writing and shall be deemed effective upon delivery to the party to whom addressed by (a) express courier, upon written verification of actual receipt, (b) facsimile, upon confirmation of receipt generated by the sending device, or (c) five days after sending, via certified mail, return receipt requested. All notices shall be sent to the applicable address on the cover page hereof or to such other address as the parties may designate in writing, with a copy to the legal department of such party.

     16.9   Amendments.  Any amendments to this Agreement must be in writing and
            ----------
            executed by the authorized representatives of the parties.

     16.10  Severability.  The illegality or unenforceability of the whole or
            ------------
            any part of the provisions of this Agreement will not affect the continued operation of the remaining provisions of this Agreement.

     16.11  Waiver.  The failure of either party at any time to insist upon
            ------
            strict performance of any of the terms and conditions contained in this Agreement will not be deemed a waiver of its right at any time thereafter to insist upon strict performance.

     16.12  Relationship of the Parties.  Nothing in this Agreement shall
            ---------------------------
            constitute, nor shall any party represent that there is any relationship of employer and employee, principal and agent or partnership between the parties as a result of this Agreement.

     16.13  Force Majeure.  Neither party will be responsible for delays or
            -------------
            failures in performance resulting from acts beyond the control of such party, including, without limitation, acts of God, riots, acts of war, epidemics, fire, earthquakes or other natural disasters.

     16.14  Entire Agreement.  This Agreement and the exhibits hereto are the
            ----------------
            complete agreement of the parties relating to the subject matter hereof. This Agreement supersedes and governs any other prior or collateral agreements or understandings, whether written or oral with respect to the subject matter hereof

     16.15  Escrow.  Upon ATI's request, QI shall place the Source Code of the
            ------
            QI Software DVD in escrow. The choice of the escrow agent and the instructions given will be mutually agreed upon by both parties.

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the date last signed below.

ATI                           QI

ATI Technologies Inc.         Quadrant International, Inc.

By:  /s/ Lee K. Lau           By:  /s/ Francis E. Wilde

Print Name:  Lee K. Lau       Print Name:  Francis E. Wilde

Title:  Vice President        Title:  President

Date:  March 18, 1998         Date:  March 18, 1998